EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of iCap Vault 1, LLC (the “Company”) and Vault Holding 1, LLC on Pre-Effective Amendment No. 6 to Form S-11 of our report dated May 13, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and period from July 30, 2018 (date of inception) through December 31, 2018, which report appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

November 2, 2020
Marlton, New Jersey